      							OMB Number	3235-0287
								Expires:		September 30, 1998
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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	_Gruber, Jon       D., 50 Osgood Place, San Francisco, CA 94133__
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol  _Monterey Pasta (PSTA)_

3.	IRS or Social Security Number of Reporting Person (Voluntary)
________

4.	Statement for Month/Year ___1/01___

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			_X__ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	_X__ Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
										SEC 1474 (7-96)

FORM 4 (continued)						Page _2_ of _5_ Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) ___Common Stock_____________

2.	Transaction Date (Month/Day/Year)	__1/26/01______

3.	Transaction Code (Instr. 8)

	Code	_____S______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _94,600_		(A) or (D)  __D____		Price __6.41_____

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	_1,930,800__

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ____I___(1)

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	As manager of Gruber & McBaine Capital Management, LLC, a limited liability company that is a general partner of investment partnerships and investment adviser to client accounts. The securities with respect to which indirect beneficial ownership is reported are owned directly by the partnerships and client accounts.

FORM 4 (continued)					Page _3_ of _5_ Pages


Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) ___Common Stock___

2.	Transaction Date (Month/Day/Year)	__1/26/01______

3.	Transaction Code (Instr. 8)

	Code	_____S______	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _5,400_		(A) or (D)  __D__		Price __6.41_____

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	_293,500_

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ____D___

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_________________________________________________________

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)					Page _4_ of _5_ Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) ____________________

2.	Conversion or Exercise Price of Derivative Security  __________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
______________________________________________________________________

FORM 4 (continued)					Page _5_ of _5_ Pages

Explanation of Responses:

(1)	The reporting person disclaims beneficial ownership of the securities with respect to which indirect ownership is reported except to the extent of his pro rata pecuniary interest therein.

				/s/ Jon D. Gruber				2/10/01
				**Signature of Reporting Person	Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
	78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)


CSR\2217\006\1134192.01